EXHIBIT 8.1
FORM OF TAX OPINION
[Letterhead of Wachtell, Lipton, Rosen & Katz]
____________, 2008
MetLife, Inc.
1 MetLife Plaza
Long Island City, NY 11101
Ladies and Gentlemen:
     Reference is made to the exchange offer prospectus (the “Exchange Offer Prospectus”) forming a part of the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Reinsurance Group of America, Incorporated, a Missouri corporation (“RGA”), filed with U.S. Securities and Exchange Commission in connection with (1) the proposed recapitalization of RGA common stock, par value $0.01 per share, into RGA class A common stock, par value $0.01 per share (“RGA Class A Common Stock”), and RGA class B common stock, par value $0.01 per share (“RGA Class B Common Stock”) (the “Recapitalization”) and (2) the proposed offer by MetLife to its stockholders to exchange shares of MetLife common stock, par value $0.01 per share, for RGA Class B Common Stock held by MetLife after the Recapitalization (the “Exchange Offer”).
     We have participated in the preparation of the discussion set forth in the section of the Exchange Offer Prospectus entitled “The Exchange Offer — U.S. Federal Income Tax Consequences of the Exchange Offer.” In our opinion, such discussion, insofar as it relates to matters of U.S. federal income tax law, is accurate in all material respects.
     We are furnishing this opinion to you in connection with the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.
Very truly yours,